Exhibit 5.1

October 18, 2021

Momentus Inc. 3901 N. First Street San Jose, CA 95134 Re: Registration Statement on Form S-8	Orrick, Herrington & Sutcliffe LLP THE ORRICK BUILDING 405 HOWARD STREET SAN FRANCISCO, CA 94105-2669 +1-415-773-5700 orrick.com

Ladies and Gentlemen:

We have acted as counsel for Momentus Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of 10,840,400 shares of the Company’s Class A common stock, par value $0.00001 per share (the “Shares”). The Shares include (i) 5,982,922 shares of Class A common stock reserved for issuance under the Momentus Inc. 2021 Equity Incentive Plan (the “2021 Plan”), (ii) 1,595,445 shares of Class A common stock reserved for issuance under the Momentus Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), and (iii) 3,262,033 shares of Class A common stock that will be issued upon exercise of stock options (the “Prior Plan Options”) previously granted under the Momentus Inc. Amended and Restated 2018 Stock Plan and the Space Apprentices Enterprise Inc. 2018 Stock Plan (together with the 2021 Plan and the ESPP, the “Plans” and such Shares in (i), (ii) and (iii), the “Primary Shares”). The Registration Statement also includes 250,712 shares of Class A common stock being registered for resale (the “Reoffer Shares”). The Reoffer Shares consist of 250,712 shares of Class A common stock subject to stock awards previously granted to certain affiliates. As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Second Amended and Restated Certificate of Incorporation, (ii) the Company’s Amended and Restated By-Laws, (iii) the Plans, and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all-natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Primary Shares to be issued pursuant to the terms of the Plans have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable, and (ii) the Reoffer Shares, when issued in accordance with the terms of the applicable stock awards, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP